Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 1, 2018, is by and among E-Debit Global Corporation a Colorado corporation ("Purchaser"), and AGH WA, LLC, a Washington Limited Liability Company ("Seller").

WHEREAS, Seller, Headquartered in Tacoma, Washington is a management company whose business consists of (a) processing, packaging, selling and distributing services, labor, equipment and real estate and (b) renting, selling and distributing supplies for the marijuana and related industries (collectively, the "Business");

WHEREAS, Seller desires to sell, convey, transfer, assign and deliver all of the assets used or held for use in the Business, whether owned or leased by Seller, and Purchaser desires to purchase, assume and acquire such assets and thereby acquire the Business as a going concern;

WHEREAS, the Members own one hundred (100%) percent of the issued and outstanding membership units and other equity interests of Seller;

WHEREAS, the Members have been actively involved in the affairs of the Business, and considering the senior management roles that the Members have occupied with respect to the Business, and their effective control of the goodwill pertaining to the Business, the noncompetition covenants of the Members set forth in Article 7 are an essential element of this Agreement, and but for the agreement of each Members to enter into such noncompetition covenants, Purchaser would not have entered into this Agreement; and

WHEREAS, capitalized terms used herein and not defined elsewhere in this Agreement are defined in Article 9.

SECTION 1

SALE AND PURCHASE

1.1       Sale and Purchase of the Assets: Subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to Purchaser, free and clear of all Liabilities and Liens, and Purchaser will purchase and acquire from Seller, all of Seller's right, title and interest in, to and under all of Seller's assets, privileges, properties and rights, real, personal or mixed, tangible or intangible, of every character, description and kind, wherever located, arising out of or relating to the Business, including those listed within the exhibits appended with this Agreement, but expressly excluding the Excluded Assets as listed in Section 1.2 (collectively, the "Acquired Assets"). The sale, conveyance, transfer, assignment and delivery of the Acquired Assets will not include the assumption of any Liabilities relating to any of the Acquired Assets unless Purchaser expressly assumes such Liability pursuant to Section 1.3(a).

1.2       Excluded Assets: The parties expressly understand, acknowledge and agree that Seller is not hereunder selling, conveying, transferring, assigning or delivering to Purchaser the following assets, properties and rights (collectively, the "Excluded Assets"):

(a)       any cash, cash equivalents or marketable securities of Seller in excess of any funded accrued Liabilities;

(b)       all prepaid expenses, including insurance premiums; and

(c)       those assets, miscellaneous receivables and Contracts of Seller specifically identified on Exhibit 1.2.c.i.

1.3       Liabilities:

(a)        At the Closing, Purchaser will assume and agree to pay and discharge or perform when due only: (i) the Accrued Expenses, to the extent fully-funded by Seller; and (ii) those Liabilities of the Business specifically identified on Exhibit 1.3a.i (the "Assumed Liabilities").

(b)        Seller and Members will, jointly and severally, without any responsibility of or recourse to Purchaser or Purchaser's Affiliates, absolutely and irrevocably be and will remain solely liable and responsible for, and will pay, discharge and perform when due any and all Liabilities of Seller and its Affiliates other than the Assumed Liabilities (collectively, "Excluded Liabilities").

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SECTION 2

PURCHASE PRICE

2.1       Purchase Price: At the Closing, in consideration of the sale, transfer, assignment, conveyance and delivery by Seller of the Acquired Assets to Buyer, Buyer shall assume the Assumed Liabilities and cause to be delivered the sum of $3,400,000 USD (the "Purchase Price") to Seller. $2,800,000 of the Purchase Price will be satisfied by the issuance of common shares of the Buyer (E-Debit Global Corporation — listed for trading on the OTC: Markets under the trading symbol "WSHE"). Under the terms of the Purchase Agreement, the Seller will be entitled to receive 250,000,000 common shares of the Buyer (WSHE) representing consideration of $0.0112 per common share based on the 30 day average closing price of the Buyer (WSHE: Markets) common shares on the Over the Counter: Markets ("OTC: Markets") on April 1, 2018. Upon completion of the Purchase Agreement, the Seller is expected to own approximately 22.8% of the common shares of the Buyer (E-Debit Global Corporation). Additionally on or before the Closing the Seller shall receive from the Buyer a total of $600,000 USD which upon signing of this agreement is acknowledged as received by the Seller.

SECTION 3
THE CLOSING

3.1       Closing: The consummation of the sale and purchase of the Acquired Assets (the "Closing") shall take place either (i) "virtually," such that copies of signature pages are exchanged electronically (with originals to follow) and the parties are not physically situated together at one location, or (ii) at the offices of Purchaser, concurrently with the execution and delivery of this Agreement by the parties on April 30, 2018 (the "Closing Date") or at such other place and date mutually agreed upon by the parties. The Closing will be deemed effective as of 11:59 p.m., local time, on the Closing Date.

3.2       Deliveries of Seller and Members at the Closing: At the Closing, Seller and Members will deliver, or will cause to be delivered, to Purchaser the following:

(a)       Duly executed bills of sale, certificates of title and other appropriate instruments of conveyance for vehicles included in the Acquired Assets specifically identified on Exhibit 3.2a.i, in the form required by the Laws of the state of each such vehicle's registration;

(b)       Certificates of good standing for Seller identified on Exhibit 3.2b.i issued by the appropriate governmental official and, to the extent available, non-delinquent Tax status for Seller from the appropriate governmental official of each state in which Seller is qualified to do business, in each case, dated of a recent date;

(c)        A certificate signed by the secretary or other authorized officer of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, (i) certifying that the board of directors and Members of Seller have reviewed and approved this Agreement and the transactions contemplated hereby, and attaching copies of resolutions adopted by the board of directors and Members of Seller authorizing the same and (ii) attaching certified copies of Seller's Organizational Documents filed with the appropriate governmental officials of its incorporation, including all amendments thereto and all corrections thereof, both specifically identified on Exhibit 3.2c.i and Exhibit 3.2c.ii.

(d)       an Assignment of Real Property Lease Agreement for the facilities located near Coulee City, WA, each in substantially the form attached hereto as Exhibit 3.2d.i duly executed by Seller and the respective landlord;

(e)       an Assignment of Real Property Lease Agreement for the facilities located at Tacoma, WA, each in substantially the form attached hereto as Exhibit 3.2e.i duly executed by Seller and the respective landlord;

(f)        Evidence satisfactory to Purchaser that if any agreements outlined in this Asset Purchase Agreement have been assigned, in accordance with the instructions of Purchaser, and (2) the Affiliate Arrangements listed on Section 4.22, if any, have been paid-off, settled or discharged;

(g)       any other documents, whether executed or otherwise, necessary to sell, convey, transfer, assign and deliver all right, title and interest of Seller in, to and under the Acquired Assets or reasonably requested by Purchaser to effect the Closing, duly executed by Seller or such other appropriate party; and

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3.3       Deliveries of Purchaser at the Closing: At the Closing, Purchaser will deliver, or will cause to be delivered, to Seller or the Members, as the case may be, the following:

(a)       The funds and/or shares as provided in Section 2.1;

(b)       A certificate signed by the secretary or other authorized officer of Purchaser attaching copies of the corporate resolutions of Purchaser authorizing the making, execution and delivery of this Agreement and the transactions contemplated hereby; and

(c)       Duly executed copies of all agreements, instruments and documents to be executed and delivered, or, otherwise provided, by Purchaser pursuant to this Agreement.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS

Seller and Members jointly and severally, hereby represent and warrant to Purchaser as follows:

4.1 Organization; Good Standing: Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, has full corporate or similar power and authority to own the Acquired Assets and to operate the Business as such business is now being conducted, and is qualified to do business and is in good standing under the laws of each state or other jurisdiction where the ownership of the Acquired Assets or the nature or operation of the Business requires such qualification. The State of Washington is the only jurisdiction where Seller is qualified or licensed to do business'. Seller does not own, directly or indirectly, or have the power to vote the shares of any capital stock or other ownership interests of any Person.

4.2 Authority; No Conflicts: Seller and Members have taken or will take prior to the Closing all necessary or appropriate actions to enable Seller and Members to enter into, execute, deliver and perform this Agreement and any other Transaction Documents to which Seller or Members is a party at Closing and the transactions contemplated hereby and thereby. No third Person has or will have any right to void, restrain, prevent, or delay this Agreement or any other Transactional Documents to which Seller or Members is, or is specified to be, a party at Closing and the transactions contemplated hereby and thereby. All of the outstanding shares of capital stock of Seller are held of record and owned beneficially by Members. Seller and Members have the full right and power to perform each of their respective obligations under this Agreement. The execution, delivery or performance of this Agreement and any other Transaction Documents to which Seller or Members is a party at Closing and does not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in (i) a breach or violation of, or a default under (with or without notice, lapse of time or both), Seller's Organizational Documents, (ii) a breach or violation of, or a default under (with or without notice, lapse of time or both), or the creation of any Lien on any Acquired Asset, pursuant to any Contract that is binding upon Seller or Members or any Law applicable to Seller or Members or, to the knowledge of Seller or Members, any Governmental Authorization to which Seller and/or Members is subject, (iii) any change in the rights or obligations of any party under any of the Sectiond Contracts, or (iv) a breach or violation of any Law applicable to Seller or Members or, to the knowledge of Seller or Members, any Governmental Authorization to which Seller or Members is subject.

4.3 Validity of Agreement: This Agreement and each of the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms. Each Member is of sufficiently sound mind and body to execute this Agreement and each of the other Transaction Documents to which he is a party, appreciates the consequences of his decision to execute this Agreement, and is not under any physical, mental or economic duress or stress at the time of executing this Agreement. In entering into this Agreement, Seller and each Members has relied upon the legal advice of counsel, who is counsel of their own choice, and the terms of this Agreement and the other Transaction Documents and the legal consequences of entering into this Agreement and the other Transaction Documents have been explained to Seller and each Members by their attorneys and that those terms and legal consequences are fully understood and voluntarily accepted by Seller and each Members.

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4.4 Acquired Assets:

(a)       All of the Acquired Assets which are owned or leased by Seller in the Seller's Business Operations conducted on the Real Property listed on Sections 3.2d and 3.2e in each case, free and clear of all Liens. Seller has good and valid title to the Acquired Assets.

(b)       All of the owned or leased tangible Acquired Assets are in good working order, repair and operating condition, are free from structural defects and are suitable for the uses for which such tangible Acquired Assets are used in the conduct of the Business. The Acquired Assets constitute all of the assets of any nature whatsoever that are necessary to operate the Business after the Closing as a going concern in a manner consistent with past practices and the Acquired Assets include all of the operating assets used or held for use in the Business. Seller does not hold any customer deposits with respect to any of the other Acquired Assets. Seller maintains an accurate and complete record of all Acquired Assets leased to third Persons and has consistently conducted audits of Acquired Assets leased to third Persons and retained by such third Persons at such Person's facilities.

(c)       No Affiliate of Seller has any ownership or financial interest in any Acquired Asset or has any interest in or has filed any application with respect to any Intellectual Property.

4.5 Real Property:

(a)       The real property owned, leased and/or used by Seller in the Business (the "Real Property") is listed and designated as owned, leased or used on Section 3.2d and 3.2e. For each parcel of Real Property that is leased by Seller (the "Leased Real Property"), Section 3.2d and 3.2e specifies the name of the lessor of each such parcel of Leased Real Property. Other than the Real Properties listed on Section 3.2d and 3.2e Seller does not own, lease and/or use any Real Property in the Business or has any interest therein.

(b)       Seller has a good, valid and enforceable leasehold interest to the leasehold estate in all Leased Real Property granted to it pursuant to each relevant lease, free and clear of all Liens, including: (i) all buildings, fixtures, structures and other improvements of any kind or nature situated thereon, together with all easements, appurtenances, leases, tenancies, options, rights-of-way and other real property rights and interests relating thereto (the "Owned Premises"), (ii) Any and all options to purchase listed or described on Section 3.2d and 3.2e (the "Assumed Real Property Leases") and (iii) other leases or rental agreement residual interest, if any, in building, fixtures, structures and other improvements on the land relating thereto, specifically identified on Exhibit 4.5.b.i and Exhibit 4.5.b.ii. Neither Seller nor, to the knowledge of Seller or Members, any other party to any such lease is in breach of or default under any such lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, would give rise to such a breach or default. Except as set forth in Section 3.2d and 3.2e, Seller is not a party to any lease relating to Leased Real Property with a remaining term of more than one (1) year from the Closing Date.

(c)       The present use of the Real Property, is, or will be as of the date Purchaser takes possession thereof, in compliance with all applicable zoning ordinances (or permitted variances therefrom) and other applicable Laws. Neither Seller nor Members has received any notice of any uncorrected violation of housing, building, safety or fire ordinances relating to the Real Property. There are no unpaid assessments for any public improvements affecting the Real Property, nor have Seller or Members received any notice from any Governmental Authority of any intention to make any public improvements affecting the Real Property for which Seller may be assessed directly or by reason of a freehold or leasehold interest or otherwise. The Real Property is in good operating condition and repair and is suitable for the conduct of Business as presently conducted.

4.6 Environmental:

(a)        All Hazardous Materials used in or owned or held by the Business are being and have been manufactured, processed, distributed, used, treated, stored, disposed of transported and handled in compliance with all Environmental Requirements.

(b)        Since the date when Seller obtained ownership of or began to operate in, lease, possess and/or use the Real Property, neither Seller nor any other Person has engaged in or permitted (i) any operations or activities upon, or any use or occupancy of the Real Property, or any portion thereof, for the purpose of or in any way involving the Release or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional) on, under, in or about the Real Property, or (ii) the transportation or arrangement for the transportation of any Hazardous Materials to, from or across the Real Property. There are no Hazardous Materials presently deposited, stored, or otherwise located on, under, in or about the Real Property, nor have any Hazardous Materials migrated from the Real Property, upon or beneath other properties, nor have any Hazardous Materials from other properties migrated or threatened to migrate upon, about\or beneath the Real Property.

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(c)        Neither Seller nor Members has received written or oral notice from any Governmental Authority or third Person in any pending or threatened Proceeding or Claim as a responsible party or potentially responsible party for any Liabilities relating to the transport, treatment, storage, disposal, or Release of any Hazardous Materials.

(d)        Since the date when Seller obtained ownership of or began to lease and/or use the Real Property, the Real Property and Seller's existing and prior uses and activities thereon, and all activities and conduct of the Business, comply and have at all times complied with all Environmental Requirements.

(e)        No aboveground, in-ground or underground improvements, including treatment, disposal, recycling, or storage tanks, sumps, containers or gas or oil wells are or, to the knowledge of Seller or Members, have ever been, located on the Real Property.

(f)         Seller has all Governmental Authorizations required to be issued to it by any Governmental Authority on account of any or all of its activities on the Real Property and is in full compliance with the terms and conditions of such Governmental Authorizations, no change in the facts or circumstances reported or assumed in the application for or granting of such Governmental Authorizations exists, and such Governmental Authorizations are in full force and effect and are transferable to Purchaser.

4.7 Inventory:

Exhibit 4.7.a.i — (related to Section 3.2.d)
Exhibit 4.7.a.ii — (related to Section 3.2.e)

4.8 Accounts Receivable:

Exhibit 4.8.a.i — (related to Section 3.2.d)
Exhibit 4.8.a.ii — (related to Section 3.2.e)

4.9 Accounts Payable and Debt:

Exhibit 4.9.a.i — (related to Section 3.2.d)
Exhibit 4.9.a.ii — (related to Section 3.2.e)

4.10 Insurance Policies: All insurance policies (i) held by Seller with respect to the Business or Acquired Assets during the past five (5) years, (ii) held by all Persons acquired by Seller with respect to the Business or Acquired Assets, (iii) in which any of Seller or Members is listed as the owner, insured or beneficiary, and (iv) procured by Seller and in which any of Seller's directors, officers, employees or Members is listed as the beneficiary, are listed in Exhibit 4.10, are in full force and effect with premiums paid for the policy periods indicated and are valid and enforceable in accordance with their terms. The insurance coverage represented by such policies are in compliance with the requirements of applicable Law, all Scheduled Contracts and all other obligations and arrangements of Seller relating to the Business, and the amounts of such insurance coverage provide adequate protection for all of the Acquired Assets and the Business. Seller has given notice to such insurer of all claims that may be insured thereby. Seller has not received any notice that the issuer of any insurance policy is not willing or able to perform its obligations thereunder.

4.11 Contracts: Exhibit 4.11.a and Exhibit 4.11.b sets forth a complete list of each Contract to which Seller is a party relating to the Business or the Acquired Assets (the "Sectioned Contracts"). True, complete and correct copies of all of the Sectioned Contracts have been furnished to Purchaser. Each sd Contract contains the entire agreement of the parties thereto with respect to the subject matter thereof, is in full force and effect and is valid and enforceable in accordance with its terms. No party is in default under any of the Sectioned Contracts, nor has any event occurred which, after the giving of notice or the passage of time, or both, would constitute a default thereunder. Each Sectioned Contract that requires or may require the consent or waiver of a third party prior to Closing in order to avoid a breach or violation of, or default under, such Sectioned Contract is identified and marked by an asterisk on Exhibit 4.11.a and Exhibit 4.11.b. There have been no written or oral modifications, amendments or waivers with respect to of any of the terms of any of the Sectioned Contracts.

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4.12 Litigation; Product Liability: There is no Proceeding or Claim pending or, to the knowledge of Seller or Members, threatened against, or relating to the Business, the Acquired Assets, the Real Property, the employees of the Business or the transactions contemplated by the Transaction Documents nor is there any basis for any such Proceeding or Claim. Seller is not a party to nor is it subject to the provisions of any Order nor is there any basis for any such Order. There are no Liabilities of Seller or the Business with respect to any Claim for the breach of any express or implied product warranty or any other similar Claim with respect to any product manufactured, distributed or sold by Seller, other than standard warranty obligations to replace, repair or refund made by Seller in the ordinary course of business to purchasers of products. In the past five (5) years, Seller has not been subject to any Proceeding, Claim or Order nor has Seller settled any Claim prior to being sued or prosecuted.

4.13 Governmental Authorizations: Exhibit 4.13a and Exhibit 4.13b sets forth a list of all franchises, Governmental Authorizations, Orders and approvals held by Seller, true, complete and correct copies of which have been provided to Purchaser, and there are no additional franchises, Governmental Authorizations, Orders or approvals that are or would be necessary to lawfully conduct the Business as it is presently conducted or to lawfully own and use the Acquired Assets as such assets are currently used. Seller is and at all times has been in full compliance with all of the terms and requirements of each such Governmental Authorization. All applications required to have been filed for the renewal of the Governmental Authorizations listed in Exhibit 4.13a and Exhibit 4.13b have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities. Exhibit 4.13.i sets forth a list of all consents, authorizations and waivers of third Persons that are or would be necessary to conduct the Business after the Closing Date in the same manner as the Business was conducted prior to the Closing Date.

4.14     Customers and Suppliers: Exhibit 4.14a and Exhibit 4.14b sets forth a true, complete and correct list of the customers and vendors of the Business with whom Seller has done business within the twenty-four (24) months immediately preceding the date of this Agreement, arranged from highest to lowest on the basis of annual purchases or sales, as the case may be, over the most recent twelve (12) month period. Seller has not engaged in any forward selling and has not granted any unusual sales or terms of sale to any customer or vendor. No customer or vendor of Seller has canceled, terminated or failed to renew, or made a written or oral threat to Seller that it plans to cancel, terminate or fail to renew, for any reason, including the consummation of the transactions contemplated by this Agreement and the Transaction Documents, its relationship with Seller or the Business or has at any time since December 31, 2017, decreased materially its purchase or supply of goods or services from or to Seller or the Business. Seller is not under any contractual or other obligation to any industrial, specialty, medical or other gas vendor so that Purchaser may supply all of the gas requirements of the Business after the Closing.

4.15     Taxes: Seller has timely filed all returns for all Taxes and related information (including information returns) required to be filed with respect to the Acquired Assets and the Business, up to and including the Closing Date; and Seller has prepared and filed all such Tax returns in accordance with applicable Laws. All such filed Tax returns are true, complete and correct. Seller has paid in full all Taxes, including those Taxes which have become due pursuant to any Tax returns or pursuant to any assessment that has become payable or otherwise subject to any extension granted for the filing of any return or for the payment of any Tax. Any potential Tax assessment or reassessment amounts with respect to the Acquired Assets or the Business are adequately recorded on the Financial Statements. All monies required to be withheld by Seller for Taxes with respect to the Acquired Assets and/or the Business have been collected or withheld, and either paid to the respective appropriate Governmental Authorities, set aside in accounts for such purpose, or accrued, reserved and fully-funded against and entered upon Seller's books, and Seller is not liable for any Taxes or penalties for failure to comply with any of the foregoing. No material deficiencies for Taxes have been claimed, proposed or assessed with respect to the Business or Acquired Assets, no foreign, federal, state or local return for Taxes with respect to the Business or Acquired Assets have been audited or examined by any Governmental Authority and there is no audit or Claim or Proceeding pending or, to the knowledge of Seller or Members, threatened against Seller or Members for any alleged deficiency in any Tax with respect to the Business or Acquired Assets. There are no waivers or extensions of statutory periods of limitation in effect with respect to any Taxes of Seller with respect to the Acquired Assets.

4.16 Employees:

(a)       Exhibit 4.16a and Exhibit 4.16b sets forth the names, titles and current salaries and rate of pay of all of Seller's present officers, employees and agents, including their dates of hire or dates of service and their compensation and other remuneration of any kind, including any unpaid vacation, together with a summary of bonuses, target bonuses, if any, sales commissions and other forms of compensation, if any, paid to each such person for Seller's most recently ended fiscal year and payable from such date to the date of this Agreement. Except in the ordinary course of business, neither the number nor the compensation of employees has changed since Seller's most recently ended fiscal year.

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All of Seller's present officers, employees and agents are terminable at will by Seller at no cost to Seller. All accrued bonuses and commissions and vacation time of Seller's officers and employees earned through and including the Closing Date have been paid or fully reserved and accrued for in the Financial Statements.

(b)       Neither Seller nor any employee of the Business is a party to any collective bargaining agreement or other labor union or similar agreement. Seller is not the subject of, nor, to the knowledge of Seller or Members, has Seller been threatened by, any strike or other labor disturbance by any group of employees, and, to the knowledge of Seller or Members, no attempt or plan to organize the employees of the Business is threatened or contemplated.

(c)       Seller has not made any commitment to maintain or increase the wages, or to modify the conditions or terms of employment, of any employee of the Business.

4.17     Intellectual Property: Exhibit 4.17.a — (Names, Trademarks and other Company Logos), and Exhibit 4.17.b — (Trade or Brand Names), Exhibit 4.17.c — (Recipes) and Exhibit 4.17.d — (Designs, Patents and Manuals) — (Recipes) sets forth a true, complete and correct list of any and all Intellectual Property (other than unmodified commercial, off-the-shelf software used in the ordinary course of business) and telephone numbers used, held for use or useful in the Business. No Claim or, to the knowledge of Seller or Members, threat of any Claim, has been asserted by any third Person against Seller related to the use in the conduct of the Business of such third Person's intellectual property rights. Seller (i) does not infringe, misappropriate or violate any valid and asserted intellectual property rights of any third Person and (ii) has no obligation to indemnify any third Person for any claim of any infringement, misappropriation or violation relating to any intellectual property right. No fact exists that could reasonably be expected to serve as the basis of any Claim against Seller affecting, involving or relating to any intellectual property owned by any third Person. The Intellectual Property sold, transferred, assigned and delivered by Seller to Purchaser at the Closing include such intellectual property rights as are sufficient to operate the Business after the Closing as a going concern in a manner consistent with past practice.

4.18       Absence of Undisclosed Liabilities: Except as set forth within this agreement Seller has no Liabilities relating to the Business or the Acquired Assets.

4.19       Compliance with Laws: Seller has conducted and continues to conduct its business and affairs in compliance with all Laws applicable to it, the Acquired Assets, the Business and its operations. Seller is not relying on any exemption from or deferral of any Law for the operations or conduct of the Business that would not, to the knowledge of Seller or Members, be available to Purchaser after the consummation of the transactions contemplated by the Transaction Documents. No Proceeding by any Governmental Authority with respect to Seller is pending or, to the knowledge of Seller and Members, threatened, and neither Seller nor Members has received written or oral notice of the intention of any Governmental Authority to commence any Proceeding. Neither Seller nor Members has received notice of any uncorrected violation of any such Law or any failure to comply with any Law as it pertains to the Acquired Assets or the Business.

4.20 Absence of Certain Changes: Since December 31, 2015, with respect to the Acquired Assets or Business, there has not been:

(a)       any change in the customary levels of Inventory or commitments for the purchase of Inventory and supplies and the sale of goods with respect to the Business;

(b)       any sale, transfer, lease, grant of a Lien or other encumbrance upon or on any of the Acquired Assets or any interest therein, including loans or advances to any Person, other than the sale of Inventory in the ordinary course;

(c)        any damage, destruction or loss (whether or not covered by insurance) that may materially affect any of the Acquired Assets, the Business (including the prospects of the Business) or the Real Property;

(d)        any creation, incurrence, assumption or guarantee of any Debt other than trade accounts payable incurred in the ordinary course; or

(e)        any commitment for capital expenditures (or series of related capital expenditures) that involves more than Five Thousand Dollars ($5,000) individually.

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4.21 Conditions Affecting Seller: There are no conditions of any character existing, or that can reasonably be anticipated, with respect to any of Seller's markets, products, facilities, personnel or raw material supplies that may materially adversely affect the Acquired Assets, the Business or the prospects of the Business, including by reason of the transactions contemplated by the Transaction Documents, other than such conditions as may affect the industry in which the Business participates as a whole.

4.22 Affiliate Interests:

(a)        There are no transactions, Contracts, understandings, obligations or Liabilities ("Affiliate Arrangements") between the Company and a Person (i) that is an Affiliate of the Company or (ii) with respect to which any Affiliate of the Company, or any member of the immediate family of any such Affiliate, owns more than 10% of the voting equity of such Person.

(b)        No director, officer, employee, contractor or agent of the Company has any material interest in any Asset used in or pertaining to the Company's Business or operations or has any interest in or has filed any application with respect to any Intellectual Property.

4.23 No Brokers: All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Members without the intervention of any Person which may give rise to a claim for any investment banking fee, brokerage commission or finder's fee (or similar form of compensation).

4.24 Disclosure: The representations and warranties of Seller and Members in this Agreement and any statement, certificate, schedule or document furnished or to be furnished by Seller and/or Members to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby are true, correct and complete in all material respects, and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and Members as follows:

5.1 Organization; Good Standing: Purchaser is a corporation validly existing and in good standing under the laws of the State of Colorado and has full corporate power and authority to conduct its business as such business is now being conducted.

5.2 Authority; No Consents: Purchaser has taken all necessary and appropriate action to enable it to enter into, execute, deliver and perform this Agreement and the other Transactional Documents and the transactions contemplated hereby and thereby. The execution and performance of this Agreement and the other Transaction Documents by Purchaser will not violate any applicable Law and no consent of or notice to any Person is required in connection therewith.

5.3 Validity of Agreement: This Agreement and each of the other Transaction Documents have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms.

5.4 Financial Ability: Purchaser has all funds necessary to pay the Purchase Price and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

SECTION 6
INDEMNITY

6.1 Survival: All representations and warranties contained in Article 4 and Article 5 will survive the Closing and will remain in full force and, effect until the date that is two (2) years after the Closing Date, at which time they will terminate and no claims with respect to such representations and warranties may be made by any Person for indemnification under Section 6.2 or Section 6.3 thereafter, except that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.12, 4.16, 4.21 and 4.25 will survive the Closing indefinitely. If any claim for indemnification hereunder that has been previously asserted pursuant to a notice of claim provided in accordance with the terms of Section 6.4 is still pending at the expiration of the applicable survival period, such claim will continue to be subject to the indemnification provisions of this Agreement until finally resolved. All covenants and agreements made in this Agreement and the other Transaction Documents will survive until satisfied in full unless this Agreement specifically provides for a specific termination date.

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6.2 Indemnification by Seller and Members: From and after the Closing, Seller and Members will, jointly and severally, defend, indemnify and hold harmless Purchaser, Purchaser's Affiliates and their respective officers, directors, employees, representatives and agents (the "Purchaser Indemnitees") in respect of any and all Claims and/or Liabilities (including reasonable legal fees and expenses) that any of the Purchaser Indemnitees may face or incur arising out of or related to:

(a)        any breach of or inaccuracy in any representation or warranty of Seller or Members set forth in this Agreement or any of the other Transaction Documents;

(b)        any breach of any covenant or agreement of Seller or Members set forth in this Agreement or any of the other Transaction Documents;

(c)        the Washington Department of Revenue or the US Internal Revenue Service with respect to (1) Seller or Members, or (2) any periods prior to Closing, the Business or Acquired Assets; or

(d)        any Excluded Liability or Excluded Asset (collectively, indemnification claims under Sections 6.2(a), 6.2(b), 6.2(c) and/or 6.2(d), are referred to as "Purchaser Indemnity Claims").

6.3 Indemnification by Purchaser: From and after the Closing, Purchaser will defend,indemnify and hold harmless Seller, Seller's Affiliates and their respective officers, directors, employees, representatives and agents (the "Seller Indemnitees") in respect of any and all Claims and/or Liabilities (including reasonable legal fees and expenses) that any of the Seller Indemnitees may face or incur arising out of or related to:

(a)        any breach of or inaccuracy in any representation or warranty of Purchaser set forth in this Agreement or any of the other Transaction Documents;

(b)        any breach of any covenant or agreement of Purchaser set forth in this Agreement or any of the other Transaction Documents; or

(c)        any Assumed Liability (collectively, indemnification claims under Sections 6.3(a), 6.3(b) and/or 6.3(c) referred to as "Seller Indemnity Claims", and, together with Purchaser Indemnity Claims, "Indemnity Claims").

6.4 Notice and Defense of Indemnity Claims:

(a)        A party hereto responsible for indemnifying against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and a party entitled to indemnification hereunder is referred to herein as the "Indemnified Party". An Indemnified Party under this Agreement will give written notice to the Indemnifying Party hereunder with respect to any assertion by the Indemnified Party or by a third Person of any Claim or Proceeding that the Indemnified Party has reason to believe might give rise to an Indemnity Claim under this Agreement within ninety (90) days of the Indemnified Party having actual knowledge of the Claim or Proceeding; provided that the failure or delay of the Indemnified Party to give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Article 6. Such notice will set forth in reasonable detail the nature of such Claim or Proceeding and include copies of any written complaint, summons, correspondence or other communication from the party asserting the Claim or initiating the Proceeding.

(b)       The Indemnifying Party will notify the Indemnified Party within ten (10) Business Days following its receipt of such notice whether the Indemnifying Party contests such Indemnity Claim. Such notice will set forth in reasonable detail the factual and legal basis for disputing the Indemnity Claim. If the Indemnifying Party does not deliver written notice of its intent to contest an Indemnity Claim within the ten (10) Business Day period, the Indemnifying Party will be deemed to have accepted and agreed to the Indemnity Claim.

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(c)       As to any such Purchaser Indemnity Claim or Seller Indemnity Claim which involves a third Person (a "Third Party Claim"), the Indemnifying Party may elect within ten (10) Business Days to acknowledge its obligations to indemnify the Indemnified Party therefor and to assume the defense of any such Claim or Proceeding; provided that (i) counsel for the Indemnifying Party, who will conduct the defense of such Claim or Proceeding, must be approved by the Indemnified Party (whose approval will not be unreasonably withheld or delayed), and the Indemnified Party may participate in such defense at the Indemnified Party's expense, which may include counsel of its choice and (ii) the Indemnified Party will have the right to employ, at the Indemnifying Party's expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if, in the Indemnified Party's reasonable judgment, there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party or if the Indemnifying Party (A) elects not to defend, compromise or settle a Third Party Claim, (B) fails to notify the Indemnified Party within the required time period of its election to assume the defense as provided in this Section 6.4, (C) fails to provide reasonable assurance to the Indemnified Party of its financial capacity to fulfill its indemnification obligations hereunder, or (D) having timely elected to defend a Third Party Claim, fails, in the reasonable judgment of the Indemnified Party, after at least five (5) Business Days' notice to the Indemnifying Party, to adequately prosecute or pursue such defense, and in each such case the Indemnified Party may defend such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party will from time to time apprise the Indemnified Party of the Claim or Proceeding and will furnish the Indemnified Party with such documents and information filed or delivered in connection with such Claim or Proceeding as the Indemnified Party may reasonably request.

(d)       Whether or not the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party will not admit any Liability with respect to, or compromise, discharge or settle, such Third Party Claim without the Indemnified Party's prior written consent (which consent will not be unreasonably withheld or delayed). Notwithstanding the foregoing, if the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnifying Party may discharge or settle a Third Party Claim without the consent of the Indemnified Party if such discharge or settlement does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and if (i) the sole relief provided is strictly monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnified Party will have no Liability with respect to any compromise or settlement of such Third Party Claims effected without its consent.

(e)        In addition to any other rights which Purchaser may have at Law, in equity, or otherwise, Purchaser will have the right to set-off and or settle any amounts for which Purchaser has a right of indemnity from Seller or Members pursuant to this Article 6 against the Deferred Balance or any other sums due to Seller or Members from Purchaser pursuant to this Agreement and/or any Transaction Document.

6.5 Indemnification Adjustments: All indemnification obligations under this Article 6 will be deemed adjustments to the Purchase Price for all federal, state and local income Tax purposes.

6.6 Materiality; No Waiver: For purposes of determining whether there has been any breach or inaccuracy in respect of any representation and warranty (other than Section 4.23) pursuant to Section 6.2(a) or Section 6.3(a) and for purposes of calculating the amount of damages to which an Indemnified Party is entitled as a result of any such breach or inaccuracy, such representation or warranty will not be deemed qualified or limited by any concept of "knowledge", "material", "materiality", "material adverse effect" or other similar materiality qualification or limitation notwithstanding that such representation or warranty may contain such qualification or limitation. Seller and Members agree that no investigations made by or on behalf of Purchaser at any time will have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made in this Agreement or any other Transaction Document by Seller and/or Members.

SECTION 7
COVENANTS

7.1 Use of Names: Beginning immediately following the Closing, neither Seller nor any of its Affiliates, including Members, will use the names or derivative thereof set out in Section 4.18 or any words or phrases similar thereto, in connection with any activity in which they have engaged prior to Closing relating to the Business or any portion thereof in any manner.

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7.2 Further Assurances:

(a)             At any time on or after the Closing Date and without further consideration, Seller and Members will execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement and the other Transaction Documents that Purchaser may reasonably request for purposes of conveying, transferring, assigning, granting, and confirming to Purchaser or reducing to Purchaser's possession, any or all of the Acquired Assets.

(b)         If requested by Purchaser, Seller and Members further agree to prosecute or otherwise enforce in their own names for the benefit of Purchaser any Claims, rights or benefits that are transferred to Purchaser by the Transaction Documents and that require prosecution or enforcement in Seller's name or the name of Members. Any prosecution or enforcement of Claims, rights or benefits under this Section 7.2(b) will be solely at Purchaser's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement or any other Transaction Document by Seller or Members.

(c)      Seller and Members will, without further consideration, cooperate with Purchaser and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to any transactions contemplated by the Transaction Documents or any Claim on or before the Closing Date involving Seller, the Business or Members.

(d)      If at the time of Closing there are certain rights that have not been transferred effectively because of the lack of consent of third Persons, Seller and Members will endeavor, at Seller's expense, to obtain such consents promptly, and if any such consents are unobtainable, then Seller and Members will use their respective best efforts to provide Purchaser with the benefits thereof in some other manner.

(e)      Seller and Members will obtain and deliver to Purchaser (i) a certificate of tax clearance letter from the State of Washington Department of Revenue and (ii) UCC 3 termination and release forms for all UCC 1 filings relating to the Acquired Assets.

7.3 Confidentiality: For a period of five (5) years from the Closing Date, Seller and Members will, and will cause each of their respective employees, officers, directors, auditors, attorneys, consultants, advisers and agents to, hold in strict confidence and refrain from using for the direct or indirect benefit of themselves or others, any confidential information concerning the Business or the Acquired Assets, including any business records or materials, and any information concerning the existence, terms, conditions and provisions of or the transactions contemplated by this Agreement and each of the Transaction Documents (the "Confidential Information"); provided that, the immediately foregoing restriction will not restrict (i) disclosure by Seller or Members of any Confidential Information (A) to the extent that such information relates to the Excluded Assets or the Excluded Liabilities or (B) if required by applicable Law or any court of competent jurisdiction, provided that Purchaser is given notice and an adequate opportunity to contest such disclosure, (ii) any disclosure of Confidential Information on a confidential basis to any attorneys and accountants of Seller or Members in connection with post-Closing matters hereunder, (iii) any disclosure of Confidential Information which is or becomes publicly available other than as a result of disclosure by Seller, Members or any of their respective employees, officers, directors, auditors, attorneys, consultants, advisers and agents and (iv) Seller's or Members' use of such Confidential Information to protect or enforce its respective rights or perform its respective obligations under the Transaction Documents or in connection with Tax or other regulatory filings, litigation or financial reporting.

7.4       Delivery of Property Received by a Party After Closing: Seller and Members agree that they will transfer or deliver to Purchaser, promptly after the receipt thereof, any cash or other property which Seller or Members receives after the Closing Date in respect of any Acquired Assets transferred or intended to be transferred to Purchaser under the Transaction Documents. In addition, Purchaser agrees that it will transfer or deliver to Seller promptly after receipt thereof, any property which Purchaser receives after the Closing Date in respect of any Excluded Assets not acquired by or purchased by Purchaser under the Transaction Documents.

7.5       Payment of Liabilities: Following the Closing Date, Purchaser agrees to pay or otherwise satisfy the Assumed Liabilities, and Seller and Members, jointly and severally, agree to pay or otherwise satisfy all Excluded Liabilities in accordance with their terms.

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7.6       Non-Competition and Non-Solicitation:

(a)       As a material inducement for Purchaser to purchase the Business pursuant to this Agreement, and to protect the goodwill associated with the Business, Seller and the Members each agree that, for a period of three (3) years commencing upon, in the case of Seller, the Closing Date, and, in the case of Members, the date upon which any employment or consulting relationship between Members and Purchaser (or any Affiliate of Purchaser) terminates (in each case, the "Period"), they will not, directly or indirectly:

(i)           engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in all or any part of the Business anywhere in the Area, provided that Seller and/or the Members will not be in violation of this Agreement by virtue of purchasing or otherwise holding up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller and the Members each agree that this covenant is reasonable with respect to its duration, geographical area and scope;

(ii)           (1) induce or attempt to induce any employee of Purchaser or Purchaser's Affiliates to leave the employ of Purchaser or Purchaser's Affiliates; (2) in any way interfere with the relationship between Purchaser or Purchaser's Affiliates and any such employee; (3) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of Purchaser or Purchaser's Affiliates; or (4) induce or attempt to induce any customer, supplier, licensee, vendor or other Person to cease doing business with Purchaser and/or Purchaser's Affiliates or in any way interfere with the relationship between any such customer, supplier, licensee, vendor or other Person and Purchaser and/or Purchaser's Affiliates; provided, that, this subsection (B) shall not prohibit hiring or soliciting the employment of any individual who has been terminated by Purchaser or Purchaser's Affiliate after a period of six (6) months following such termination;

(b)      During their respective Periods, Seller and the Members shall refer solely to Purchaser and its Affiliates any and all business development and/or customer leads and inquiries they may obtain, be presented with or have access to relative to the sale or distribution of any products sold or services related to the Business or the business of Purchaser or Purchaser's Affiliates. Seller agrees that for so long as Seller occupies any of its current facilities which are not leased by Purchaser hereunder, Seller will post a sign in a conspicuous location in each such facility notifying customers that the Business has been sold to Purchaser and identifying the location of Purchaser as instructed by Purchaser.

(c)      Seller and the Members will not, at any time during or after their respective Periods, disparage Purchaser, Purchaser's Affiliates, or the Business formerly conducted by Seller or any Members, director, officer, employee or agent of Purchaser or Purchaser's Affiliates.

(d)      It is the intent of Seller, the Members and Purchaser that the provisions of this Section shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Notwithstanding the provisions of Section 10.7 below, if any particular provision or portion of this Section shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

(e)      Seller and the Members acknowledge and agree that damages and remedies at Law for any breach of this Section may be inadequate and that Purchaser shall be entitled to specific performance and other equitable remedies (including an injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies Purchaser may have. In the event Purchaser seeks equitable relief for any breach or threatened breach of this Section, Seller and the Members each agree to waive and hereby do waive any requirement that Purchaser post a bond or any other security.

7.7 Transactional Taxes: Seller and Members shall be responsible for and pay all Taxes imposed at any time by any Governmental Authority with respect to the Transaction Documents, the sale, conveyance, transfer, assignment or delivery of the Acquired Assets or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents ("Transactional Taxes").

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7.8 Expenses: Each of the parties will pay any and all fees, expenses and costs of its counsel, broker, accountants, other experts and any other expenses incurred by such party incident to the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other Transaction Documents.

SECTION 8
NOTICES

8.1       Notices: All notices, requests, claims, demands, consents and other communications pursuant to this Agreement shall be in writing, and shall be deemed received by the intended recipient on (a) the Business Day that such communication is sent by telecopy or facsimile to the intended recipient provided that such communication is also sent by a nationally recognized overnight mail service or (b) the first Business Day after such communication is sent by a nationally recognized overnight mail service. All such notices, requests, claims, demands, consents and other communications will be delivered to the addresses indicated below, unless the party giving any such communication has been notified in writing of a change of such address:

with a copy to:	Paul M. Donion, Esq. Law Offices of Paul M. Donion 1201 Pacific Avenue Suite 600 Tacoma, WA 98402 Email pdonion@gmail.com

SECTION 9
DEFINITIONS

9.1       Definitions:

(a)       For purposes of this Agreement, the following capitalized terms will have the meanings specified below:

"Affiliate" means, with respect to any Person, any other Person who directly, or indirectly through one or more intermediaries controls or is controlled by, or is under common control with such Person (with the terms "control," "controlled by" and" "under common control with" having the meaning set forth in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended).

"Business Day" means any day of the year on which national banking institutions in New York, New York, are open to the public for conducting business and are not required or authorized to close.

"Business Records" means all customer lists and other customer information, books, data, records, manuals, ledgers, files, documents, correspondence, forms and other materials and databases (in any form or medium) relating to the Business, including all production data, equipment maintenance data, accounting records, inventory records, service manuals, instruction manuals, training manuals, sales and promotional materials and data, advertising materials, marketing and manufacturing materials, cost and pricing information, business plans, reference catalogs, litigation files, health and safety related documents, personnel records, and market surveys and related information.

"Claim" means any complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Authority or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission that could result in a Liability.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

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"Contract" means any agreement, lease, contract, note, mortgage, indenture or other legally binding obligation or commitment, written or oral, express or implied.

"Debt" of any Person means, without duplication, a Liability of such Person (i) for borrowed money or with respect to deposits or advances of any kind, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest is customarily paid, (iv) under conditional sale or other title retention agreements relating to assets purchased by such Person, (v) for the deferred purchase price of property or services, (vi) as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) as a guarantor of any Debt of any other Person and (viii) as an account party in respect of letters of credit and bankers' acceptances or similar facilities. The Debt of any Person also includes all accrued and unpaid interest, fees and expenses thereon and all premiums, penalties and fees payable upon the prepayment or early termination of any of the foregoing, but does not include trade accounts payable incurred in the ordinary course of business.

"GAAP" means generally accepted accounting principles in the United States as in effect as of the date hereof, applied on a consistent basis.

"Governmental Authority" means any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

"Governmental Authorization" means any approval, consent, ratification, variance, waiver, authorization, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including all pending applications therefor and renewals thereof.

"Intellectual Property" means any and all customer lists, United States and foreign trademarks, service marks, trade names, domain names, trade dress, copyrights and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, United States and foreign letters patent and patent applications, and inventions conceived and/or reduced to practice, research, development, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, mask works, business methods, data and documentation and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media) and licenses of any of the foregoing developed, used or held for use by Seller or Members in connection with or relating to the Business.

"Inventory" means all inventory used or held for use in the Business, regardless of who possesses such inventory, consisting of all saleable, current, non-obsolete hard good and gas inventory.

"Law" means any treaty, code, statute, law (including common law), rule, regulation, convention, ordinance, Order, regulatory policy statement or similar guidance, of any kind of any Governmental Authority.

"Liability" means any Debt, liability, duty, loss, damage, diminution in value, payable, cost, expense or obligation of any kind, whether known or unknown, foreseen or unforeseen, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

"Lien" means any lien, encumbrance, security interest, pledge, hypothecation, mortgage, deed of trust, charge, lease, license, Claim, right of first refusal, easement, restrictive covenant, condition or restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Order" means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority or arbitrator.

"Organizational Documents" means, with respect to any Person, all of that Person's certificates, articles or agreements of any kind filed with a Governmental Authority, which filings form or organize that Person and agreements, documents or instruments, which create, organize or govern the internal affairs of that Person, including articles of partnership, partnership agreements, trust agreements, and operating agreements.

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"Person" means any natural person, corporation, trust, association, company, partnership, limited liability company, joint venture or other entity.

"Proceeding" means any action, suit, arbitration, mediation, litigation, inquiry, hearing, investigation or other proceeding of any kind involving any Governmental Authority or any other Person.

"Release" means any emission, discharge, spilling, leaking, injecting, leaching, dumping, disposing, loss of containment or other escape of a substance, chemical or Hazardous Material, whether intentional or accidental and regardless of whether such Release was in compliance with existing Environmental Requirements. "Released" means that a Release has occurred.

"Tax" means any taxes of any kind, including federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, franchise, profits, gross margins, withholding, social security, unemployment, disability, property, sales, use, transfer, value added, alternative or add-on minimum, import, export, estimated or other tax or assessment of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, including any interest, penalty, deficiency, assessment or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any Person.

"Transaction Documents" means this Agreement and each of the other agreements, certificates and instruments delivered or required to be delivered hereunder or in connection with the transactions contemplated by this Agreement.

SECTION 10

MISCELLANEOUS

10.1    Entire Agreement: This Agreement, including the recitals, Sections and exhibits hereto and the other Transaction Documents, embodies the entire agreement among the parties with respect to the subject matter of this Agreement, and supersedes any and all prior or contemporaneous agreements and understandings, written or oral, express or implied, among the parties with respect to the subject matter of this Agreement. This Agreement may only be changed by a written instrument signed by all parties.

10.2 Binding Agreement; Assignability: This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement will not be assignable in whole or in part by any party (whether by operation of Law or otherwise) except with the prior written consent of the other parties, and any attempted assignment without such required consent will be null and void.

10.3 Counterparts: This Agreement may be executed by the parties in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any signatures executed and delivered by a party by facsimile transmission or by e-mail delivery in portable document format (".pdf") shall be deemed an original signature hereto.

10.4 Remedies Cumulative; Waiver: The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by Law. Any single or partial exercise by any party of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach. No waiver of any provision of this Agreement will be binding upon a party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such party by an officer of such party. Such waiver will be effective only to the extent specifically set forth in such written instrument.

10.5 Applicable Law: This Agreement, together with the exhibits and Sections hereto, and any Claim, controversy, dispute or Proceeding arising out of or related to this Agreement will be governed by and construed in accordance with the laws of the State of Washington without giving effect to any choice or conflicts of law provision that would render applicable the Laws of any other jurisdiction. Each party shall be solely responsible for all of their own costs and expenses incurred in any such Proceeding, except in the case of any Claim, controversy, dispute or Proceeding involving Section 7.7 [Non-Competition and Non-Solicitation] in which case the prevailing party shall be awarded, and shall be entitled to recover its costs and expenses, including reasonable attorneys' fees and expenses.

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10.6 Headings; Exhibits and Sections: All headings contained in this Agreement are for reference only and will not limit, modify or affect the meaning or interpretation of this Agreement in any manner. Each Section and exhibit attached to this Agreement will be a part hereof, and all references to this Agreement will be deemed to include any such Sections and exhibits.

10.7 Severability: Any provision of this Agreement that is illegal, invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement illegal, invalid or unenforceable in any other jurisdiction. Upon any such determination that any provision is illegal, invalid or unenforceable, such provision will be interpreted so as to best accomplish the intent of the parties within the limits of applicable Law.

10.8 Interpretation; Rules of Construction: Each of the parties, on its own behalf, acknowledges and agrees that (i) it and its counsel reviewed and negotiated the terms and provisions of this Agreement, and (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. Interpretation of this Agreement will be governed by the following rules of construction (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Section, such reference is to an Article or Section of, or an Exhibit or Section to this Agreement, unless otherwise specified, (b) words importing the singular include the plural and vice versa, and words of one gender will be held to include the other gender as the context requires, (c) whenever the words "include", "includes" or "including" are used in this Agreement, they are deemed to be followed by the phrase "without limitation", (d) the word "or" will not be exclusive, (e) the words "herein," "hereof," or "hereunder," and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section, (f) whenever any statement made herein or in any Section, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge of Seller or Members" or containing words of similar intent or effect, the knowledge will be determined to be the actual knowledge after due inquiry of Seller, Members or any other person with managerial responsibilities in Seller's organization, and (g) the words "ordinary course" or "ordinary course of business" means the ordinary course of commercial operations customarily engaged in by Seller consistent with past practices and specifically does not include (A) the incurrence of any material liability for any tort or any breach or default under any Contract or Law, (B) the failure to meet any obligations of Seller as they become due and payable, and (C) any actions or omissions by Seller taken or not taken in contemplation of the marketing or sale of Seller or any part thereof, or any merger, consolidation or other business combination involving Seller.

10.9 Waiver of Jury Trial: PURCHASER, SELLER, AND THE MEMBERS HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PURCHASER:
E-DEBIT GLOBAL CORPORATION

By:	/s/ Douglas N. MacDonald
Name: Douglas N. MacDonald
Title: President and Chief Executive Officer

SELLER:
AGH WA, LLC

By:	/s/ Jacob George
Jake George
Title: Director, AGH WA,LLC Subject to Governance of LLC

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